                                                                     Exhibit 7.2






                        GUARANTEED MINIMUM DEATH BENEFIT
                             REINSURANCE AGREEMENT
                                Treaty ID: 2064

CEDING COMPANY:   GE CAPITAL LIFE ASSURANCE OF NEW YORK
                  (hereinafter referred to as the "Ceding Company")

REINSURER:        CONTINENTAL ASSURANCE COMPANY OF CHICAGO, ILLINOIS
                  (hereinafter referred to as "Continental")

EFFECTIVE DATE:   July 1, 1999

Commencing on the effective date, the Ceding Company will submit and Continental agrees to accept, the Ceding Company's Guaranteed Minimum Death Benefit (GMDB) risks as defined in Schedule B, the Accepted Coverage Schedule, subject to the provisions of this agreement.

                                TABLE OF CONTENTS

ARTICLES          TITLE                                            PAGE
--------          -----                                            ----

I                 Automatic reinsurance                               3
II                Reinsurance premiums and reporting                  3
III               Errors and omissions                                5
IV                Forms                                               5
V                 Claims                                              5
VI                Recapture                                           7
VII               Inspection of records                               7
VIII              Confidentiality                                     8
IX                Insolvency                                          8
X                 Parties to the agreement                            9
XI                Duration of agreement                              10
XII               Arbitration                                        10
XIII              Currency                                           11
XIV               Dac tax                                            11
XV                Premium tax                                        12
XVI               Entire contract                                    12

                               SCHEDULES

A                 Automatic Acceptance Limits                        15
B                 Accepted Coverage                                  16
C                 Premium Rates                                      17
D                 Quarterly Reporting Format                         18
E                 Sub-Accounts                                       19

                                    ARTICLE I
                             AUTOMATIC REINSURANCE

1. Beginning with the effective date of this agreement, the Ceding Company will cede and Continental will accept, subject to the limits and conditions set forth in this Agreement and the Schedules attached thereto, reinsurance of the GMDB attached to the Variable Annuity Contracts listed in Schedule
     B. The GMDB reinsurance benefit is as described in the rider shown in Schedule A.

2. This agreement covers only the Ceding Company's liability on claims under Variable Annuity Contracts. Approved GMDB forms, Variable Annuity Contracts and Annuity Contract Forms are listed in Schedule B.

3. If the Ceding Company intends to cede to Continental liability with respect to a new annuity contract, or a revised version of an annuity contract where such revision affects the GMDB, it must provide Continental written notice of such intention together with a copy of the proposed annuity contract, or revision. Continental must approve all such additions/revisions in writing.

4. The Ceding Company will not change its existing published limits and rules relating to GMDB as stated in its prospectus in effect as of January 29, 1999. Continental shall have no liability pursuant to revised limits and rules unless the Ceding Company provides written notice to Continental of such changes and Continental provides written notice to the Ceding Company that such revised limits and rules are acceptable.

                                   ARTICLE II
                       REINSURANCE PREMIUMS AND REPORTING

1.   REINSURANCE PREMIUMS

     A. Reinsurance premiums will be paid monthly in arrears. Such premiums will be determined by the application of the rates set forth in Schedule C to the amount of account value provided for each annuity insured by the Ceding Company as calculated based on the criteria defined in Schedule C.

     B. Continental's share of the maximum purchase amount issued on the life of each annuitant shall not exceed $3,000,000 without prior notification and acceptance. The maximum purchase amount is the sum of all premium contributions less withdrawals in the Contract. For purchase amounts in excess of the maximum, where Continental has not agreed to accept the entire amount, Continental's death benefit liability will be reduced by the ratio of purchase amounts in excess of the maximum to the total purchase amounts.

2.   REINSURANCE REPORTING

     A. Within 30 days from the close of the calendar month, the Ceding Company will forward to Continental a statement or electronic medium reflecting the premiums due including any adjustments from the prior month. The Ceding Company will also remit a check for the balance due or will submit a request for payment of any net amount due from Continental. No interest is payable on amounts paid within 30 days.

     B. If the amounts described in this Article cannot be determined by said due dates on an exact basis, such payments will be made with a generally agreed upon formula which will approximate the actual payments. Adjustments will then be made to reflect actual amounts when they become available.

3.   UNPAID PREMIUMS

     A. If any reinsurance premium is not paid within 30 days following the allotted time, Continental may terminate the reinsurance on unpaid policies by giving the Ceding Company written notice. The Ceding Company will be liable for the payment of reinsurance premiums to the effective date of termination. Failure by Continental to exercise its right under this paragraph in any specific situation will not be a waiver of Continental's right to do so at a later date.

     B.   Continental will reinstate the reinsurance at any time within sixty
          (60) days following such termination if the Ceding Company makes payment, with interest, of all reinsurance premiums due and payable up to the date of reinstatement and provides full disclosure of all claims for which it has received notice between dates of termination and reinstatement. Continental will be liable for reinsurance on only those claims incurred by the Ceding Company between the dates of termination and reinstatement if the Ceding Company disclosed at the time it requested reinstatement of such policies all claims for which it has received notice. All such claims will be subject to the claims provisions specified in Article V.

     C. Balances remaining unpaid by either party for more than 30 days from the date due will incur interest retroactive from the due date of the balance to the date of actual payment. Interest amounts will be calculated using the 7 year Constant Maturity Treasury rate reported for the last working day of that calendar month as reported in the Federal Reserve H15 Report.

4.   OFFSET

     Continental and the Ceding Company may exercise at any time the right to offset any undisputed debits or credits, liquidated or unliquidated, whether on account of premiums or on account of losses or otherwise, due from either party to the other under this agreement.

5.   QUARTERLY RESERVE AND VALUATION INFORMATION

     The reserve held by Continental for reinsurance of the variable annuity death benefit will be determined in accordance with the NAIC Actuarial Guideline XXXIV, but in no event less than the required statutory reserve in the state of domicile of the Ceding Company or such other state in which it conducts business.

6.   SELF ADMINISTERED REPORTING REQUIREMENTS

     The Ceding Company will not change its existing self administered reporting practices in effect on or after the effective date, unless the Ceding Company notifies Continental in writing and Continental approves of such changes. Continental reserves the right to terminate all reinsurance, both inforce and new business, if the reporting practices of the Ceding Company deteriorate to the point that Continental cannot properly administer the risks reinsured under this agreement.

                                   ARTICLE III
                              ERRORS AND OMISSIONS

This Agreement will not be abrogated by the failure of either the Ceding Company or Continental to comply with any of the terms of this Agreement if it is shown that said failure was unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the Ceding Company or Continental. Both parties will be returned to the position they would have occupied had no such oversight, misunderstanding or clerical error occurred. This provision will cease five years after the termination of the last contract known to be reinsured under this agreement.

                                   ARTICLE IV
                                     FORMS

The Ceding Company will furnish Continental with any specimen copies of its applications, forms, and any tables of rates and values which may be required for the proper administration of the business reinsured under this agreement, and will keep Continental informed with proper documentation as to any modifications or new forms under which would be required for the proper administration of reinsurance under this agreement.

                                    ARTICLE V
                                     CLAIMS

1. The Ceding Company is solely responsible for payment of its claims under the underlying Annuity Contracts identified in Schedule B.

2. The Ceding Company will determine the Guaranteed Minimum Death Benefit for each deceased annuitant.

3.   Claims are self administered.

4. The amount payable or paid on such claim, will be furnished to Continental when the claim payment is reported to Continental.

5. Continental will be liable to the Ceding Company for the benefits reinsured hereunder to the same extent as the Ceding Company is liable to the policyowner for such benefits, and all reinsurance will be subject to the terms and conditions of the contract under which the Ceding Company will be liable. `

6. Continental will pay its share in a lump sum to the Ceding Company without regard to the form of claim settlement of the Ceding Company.

7. Continental agrees to pay to the Ceding Company a proportionate share of any interest paid out to the claimant by the Ceding Company. Continental's liability to pay interest will be discharged on the date that Continental issues payment to the Ceding Company.

8. Continental reserves the right to offset any claim payments in accordance with Article II- 4.

9. Claims remaining unpaid by Continental for more than 30 days after the receipt of final papers will incur interest calculated from that date using the 7 year Constant Maturity Treasury Rate as reported for the last working date of that month in the Federal Reserve H15 Report.

10. The Ceding Company will promptly notify Continental of its intention to contest benefits reinsured under this agreement or to assert defenses to a claim for such benefits. If Continental agrees to participate in the contest or assertion of defenses and the Ceding Company's contest of such benefits results in the reduction of its liability, Continental will share in such reduction in proportion to Continental's liability. If Continental declines to participate in the contest or assertion of defenses, Continental will discharge all of its liability by payment of the full amount of the reinsurance to the Ceding Company.

11. Continental will pay its share of the unusual expenses of the contest in addition to its share of the claim itself. Routine expenses incurred in the normal settlement of uncontested claims, including interpleader cases, and the salary of an officer or employee of the Ceding Company, are excluded from this provision.

12. If Continental participates in the contest, in no event will Continental participate in punitive or compensatory damages which are awarded against the Ceding Company as a result of an act, omission or course of conduct committed solely by the Ceding Company in connection with the benefits reinsured under this Agreement. Continental will, however, pay its share of statutory penalties awarded against the Ceding Company in connection with benefits reinsured under this Agreement if Continental elected to join in the contest of the coverage in question. The parties recognize that circumstances may arise in which equity would require Continental, to the extent permitted by law, to share proportionately in certain assessed damages. Such circumstances are difficult to define in advance, but generally would be those situations in which Continental was an active party and directed, consented to, or ratified the act, omission, or course of conduct of the Ceding Company which ultimately results in the assessment of punitive and/or compensatory damages. In such situations, the Ceding Company and Continental would share such damages so assessed in equitable proportions. Routine expenses incurred in the normal settlement of uncontested claims. in the submission of interpleaders and the salary of an officer or employee of the Ceding Company are excluded from this provision.

13.  For purposes of this provision, the following definitions will apply:

14. "Punitive Damages" are those damages awarded as a penalty, the amount of which is not governed nor fixed by statute:

15. "Statutory Penalties" are those amounts which are awarded as a penalty, but fixed in amount by statute:

16. "Compensatory Damages" are those amounts awarded to compensate for the actual damages sustained, and are not awarded as penalty, nor fixed in amount by statute.

                                   ARTICLE VI
                              RECAPTURE PRIVILEGE

Recapture in not available.

                                   ARTICLE VII
                             INSPECTION OF RECORDS

Continental will have the right, at any reasonable time, to inspect, at the office of the Ceding Company, all books, records and documents relating to the reinsurance under this Agreement.

                                  ARTICLE VIII
                                CONFIDENTIALITY

Continental and the Ceding Company may come into the possession or knowledge of Confidential Information of either party in fulfilling their obligations under this agreement. Continental and the Ceding Company agree to hold such information in confidence and to take all reasonable steps to ensure that such Confidential Information is not disclosed in any form by any means by its employees or third parties of any kind, except by advance written authorization by an officer of Continental or the Ceding Company; provided however, that Continental and the Ceding Company will be deemed to have satisfied their obligations as to the Confidential Information by protecting its confidentiality in the same manner that they would protect their own proprietary or confidential information of like kind which will be at least a reasonable manner or, if it is determined that such disclosure is necessary in order to avoid a violation or potential violation of legal obligations in accordance with the following:

1. If Continental or the Ceding Company, their employees, directors or advisers are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose Confidential Information, it will promptly notify the other party in writing. The party notified will promptly determine whether to contest such attempted discovery by legal means or to waive compliance by the notifying party with the terms of this Agreement. If, in the opinion of its counsel, Continental or the Ceding Company is subject to contempt, sanction or other penalty for failure to disclose the requested Confidential Information, it may, without violating the terms of this Agreement, disclose only that portion of the Confidential Information that counsel advises is legally required to be disclosed, provided that it exercises all reasonable efforts to preserve the confidentiality of such information, including, without limitation, by cooperating with Continental or the Ceding Company in obtaining a protective order or other reliable assurance that the Confidential Information will be protected from redisclosure, provided, however, that all expenses of such efforts (other than allocated costs of home office employees at such location) shall be borne by the party whose confidential information is sought to be disclosed.

2. Confidential Information means any and all information acquired by Continental or the Ceding Company prior or subsequent to the execution of this Agreement with the exception of the following:

          .    Information readily available in the public domain; or

          .    Information acquired from sources other than the other party.

                                   ARTICLE IX
                                   INSOLVENCY

1. In the event of insolvency of either the Ceding Company or Continental, any debits or credits due the other party, whether matured or unmatured, under this agreement or any other agreement, which exists on the date of the entry of a receivership or liquidation order, shall be deemed mutual debits or credits as the case may be and shall be offset and only the balance shall be allowed or paid.

2. In the event of insolvency of the Ceding Company. Continental's liability for claims will continue to be in accordance with the terms of the agreement. Payment of reinsurance claims less any reinsurance premiums due Continental will be made directly to the liquidator, receiver or statutory successor of the Ceding Company without diminution because of the insolvency of the Ceding Company.

3. In the event of insolvency of the Ceding Company, the liquidator, receiver or statutory successor will give Continental written notice of any pending claim and Continental may, at its own expense, investigate the claim and interpose any defense which it deems appropriate to the Ceding Company or its liquidator, receiver or statutory successor. If the Ceding Company benefits from the defense by Continental, an equitable share of the expenses incurred by the Continental will be chargeable to the Ceding Company as part of the expense of liquidation.

4. The Continental's liability will not increase as a result of the insolvency of the Ceding Company.

5. In the event of the insolvency of Continental as determined by the Illinois Department of Insurance, the liability of Continental shall not terminate but shall continue with respect to the reinsurance ceded to Continental by the ceding company prior to the date of such insolvency, and the Ceding Company shall have a security interest in any and all sums held by or under deposit in the name of Continental.

6. If the event in paragraph above occurs, Continental shall have the right within sixty (60) days notice period to transfer all new and existing reinsurance ceded and all rights and obligations under this Agreement to another reinsurer, subject to approval of the reinsurer by the Ceding Company, and upon terms and conditions acceptable to the Ceding Company. The Ceding Company shall not withhold its approval unreasonably and it is understood that the terms and conditions of this Agreement shall be acceptable to the Ceding Company for purposes of such transfer. In the event that Continental is unable to effect such transfer, upon expiration of the applicable notice period the Ceding Company shall have the right to recapture all new and existing reinsurance ceded under this Agreement.

                                    ARTICLE X
                            PARTIES TO THE AGREEMENT

This is an Agreement for indemnity reinsurance solely between the Ceding Company and Continental. The acceptance of reinsurance hereunder will not create any right or legal relation whatsoever between Continental and any annuitant, policyowner or any beneficiary under any contracts of the Ceding Company which may be reinsured hereunder.

                                   ARTICLE XI
                             DURATION OF AGREEMENT

1. This Agreement will be effective on and after the Effective Date stated on the cover page. Other than for nonpayment of reinsurance premiums and/or failure to comply with reporting requirements, the Agreement is unlimited in duration but may be amended by mutual consent of the Ceding Company and Continental.

2. This Agreement may be terminated as to new reinsurance by either party's giving ninety (90) days written notice to the other, effective one year after date of this agreement.

                                   ARTICLE XII
                                   ARBITRATION

1. Any controversy or claim arising hereunder between the Ceding Company and Continental relating to the policies covered under this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the CPR Institute for Dispute Resolution Rules of Non-Administered Arbitration. Arbitration proceedings shall take place in a city to be determined by mutual agreement. Except as may be required by law, neither party nor an arbitrator may disclose the existence, content, status or results of any arbitration hereunder without the prior written consent of both parties.

2. Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration, including is arbitrator and outside attorney fees and will jointly and equally bear with the other party the expense of any third arbitrators.

3. Judgement upoon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

4. It is specifically the intent of both parties that these arbitration provisions will replace and be in lieu of any statutory arbitration provision, if the law so permits.

                                  ARTICLE XIII
                                    CURRENCY

All currency will be payable in United States dollars.

                                   ARTICLE XIV
                           DAC TAX ELECTION STATEMENT

1. The Ceding Company and Continental hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election will be effective for 1992 and all subsequent taxable years for which this agreement remains in effect.

2. The term "party" will refer to either the Ceding Company or Continental as appropriate.

3. The terms used in this article are defined by reference to Regulation 1.848-2 in effect December 1992.

4. The party with net positive consideration for this agreement for each taxable year will capitalize specified IRS policy acquisition expenses with respect to this agreement without regard to the general deductions limitation of Section 848(c)(1).

5. Both parties agree to exchange information pertaining to the amount of net consideration under this agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

6. Continental will submit a schedule to the Ceding Company by February 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement stating that Continental will report such net consideration in its tax return for the preceding calendar year.

7. The Ceding Company may contest such calculation by providing an alternative calculation to Continental within 30 days of the Ceding Company's receipt of Continental's calculation. If the Ceding Company does not so notify Continental, Continental will report the net consideration as determined by Continental in Continental's tax return for the previous calendar year.

8. If the Ceding Company contests Continental's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date the Ceding Company submits its alternative calculation. If the Ceding Company and Continental reach agreement on an amount of the net consideration, each party will report such amount in their respective tax returns for the previous calendar year.

                                   ARTICLE XV
                                   PREMIUM TAX

Continental will not be responsible for any taxes incurred now or in the future, directly or indirectly, by the Ceding Company or its affiliated companies.

                                   ARTICLE XVI
                                 ENTIRE CONTRACT

1. This agreement will constitute the entire agreement between the parties with respect to the business being reinsured thereunder and that there are no understandings between the parties other than in the agreement.

2. Any changes or modifications to the agreement will be null and void unless made by amendment to the agreement and signed by both parties.

Signed on behalf of Continental:       Continental Assurance Company of Chicago,
                                       Illinois


By: /s/ Illegible                      Attest: /s/ Illegible
    ---------------------------                ---------------------------------
Title: Vice President                  Title:  Assistant Vice President
       Illegible                               Illegible

Date of Signatures: 3/20/02


Signed for the Ceding Company:         GE Capital Life Assurance of New York


By: /s/ Illegible                      Attest: /s/ Illegible
    ---------------------------                ---------------------------------
Title: Sr. Vice President              Title:  Illegible

Date of Signatures: 5/8/02

                                    SCHEDULES

SCHEDULE A        AUTOMATIC ACCEPTANCE LIMITS

SCHEDULE B        ACCEPTED COVERAGES

SCHEDULE C        PREMIUM RATES

SCHEDULE D        MONTHLY REPORTING FORMAT

SCHEDULE E        SUB-ACCOUNTS

                                   SCHEDULE A

                           AUTOMATIC ACCEPTANCE LIMITS

GUARANTEED MINIMUM DEATH BENEFITS (GMDB)

The GMDB reinsured hereunder is provided on all new deferred variable annuity contracts with ratcheting death benefit. The GMDB reinsured under the terms of this Agreement is described in the attached copies of the GMDB policy forms. Such forms are listed in Schedule B of this agreement. For all new deferred annuity contracts

Annual ratchet:

The guaranteed minimum death benefit (GMDB) for death prior to age 80 will be the greatest of:

     1) The purchase payments paid, reduced proportionally by any partial withdrawals and any applicable surrender charges and less any incurred taxes;

     2)   The Account Value on the date of the annuitant death; and

     3) The Maximum Anniversary Value, defined as the highest amount based on the account value at each anniversary adjusted by any subsequent purchase payments and reduced proportionally for any partial surrenders and incurred taxes.

The death benefit after attained age 80 and later will equal the death benefit at attained age 80, adjusted for subsequent purchase payments, partial surrenders and taxes.

In the event of lapse or other policy termination, prior to the annuitant's death, no benefit will be payable under this coverage.

If the attached GMDB policy forms, Schedule B, differ from the above description because of state or jurisdiction variations, the policy forms will be taken as the correct definition of the GMDB.

CAPACITY

$75 million of total account value per calendar year of new policies from both the variable annuity policy forms. Additional payments to existing contracts are cover automatically up to the per contract limit.

                                   SCHEDULE B

                               ACCEPTED COVERAGES

Annuity accounts allocated to the variable annuity policy forms shown below as governed by the prospectus in effect on January 29, 1999.

The following flexible premium variable annuity policy forms are included in this agreement:

     CVAPlus

And such other state specific versions as may be required by the states in which the company conducts business.

                                   SCHEDULE C

                              PREMIUM RATE SCHEDULE

The Adjusted Aggregate Account Value is the sum of the Account Values in all of the Ceding Company's variable annuities contracts subject to this Agreement minus Account Values attributable to amounts in excess of the maximum purchase amounts as described in Article II-1.

For determining the amount at risk, the GMDB and the Account Value are calculated as month end values for the current month and the end of the prior month.

The premium is a flat basis point charge applied to Account Value.

Freedom:

     Issue Ages                                       Cost of Reinsurance

     0 - 75 inclusive                         18.00 basis points of the Adjusted
                                              Aggregate Account Value payable at
                                              the rate of 1.500 basis points
                                              times the account value at the end
                                              of each calendar month.

The premium rate is guaranteed for the life of the policy, with the following caveat. If the benefits or charges to the policyholder are changed (including contract changes, M&E charges, and administrative fees), Continental reserves the right to adjust the premium rates. Fund management fees are allowed to fluctuate.

                                   SCHEDULE D

                           QUARTERLY REPORTING FORMAT

Within 30 days after the end of each calendar month, the Ceding Company will furnish Continental an electronic and summarized paper report for the reinsurance account, valued as of the last day of that month. The report will indicate for all inforce annuitants the following information:

----------------------------------------------------------------------------------------------------------------
Field #   Field Name                             Description
----------------------------------------------------------------------------------------------------------------
  1       Report Date                            Report date is the last day of the reporting month (mm/dd/yyyy)
----------------------------------------------------------------------------------------------------------------
  2       Direct Writing Company                 Name of your company
----------------------------------------------------------------------------------------------------------------
  3       Policy Number                          Policy or contract number
----------------------------------------------------------------------------------------------------------------
  4       Policyholder                           Name of the policyholder (last name MI first name)
----------------------------------------------------------------------------------------------------------------
  5       Issue Age                              Age of the policyholder when the policy was issued
----------------------------------------------------------------------------------------------------------------
  6       Issue Date                             Date of the policy issued (mm/dd/yyyy)
----------------------------------------------------------------------------------------------------------------
  7       Sex                                    Gender of the policyholder (M or F)
----------------------------------------------------------------------------------------------------------------
  8       Plan Code                              Z5400 - GELAAC extra credit business
                                                 Z5401 - GELAAC no surrender charge business
                                                 Z5403 - GELAAC annual ratchet, NY business
----------------------------------------------------------------------------------------------------------------
  9       Date of Last Ratchet                   Last ratchet date. if applicable (mm/dd/yyyy)
----------------------------------------------------------------------------------------------------------------
  10      Current Death Benefit                  Death benefit as of the report date ($xx.xx)
----------------------------------------------------------------------------------------------------------------
  11      Current Total Account Value            Total account value as of the report date ($xx.xx)
----------------------------------------------------------------------------------------------------------------
  12      Current Account Value by Fund          Account value by individual fund as of the report date. The sum of Field 12 should equal Field 11. ($xx.xx)
----------------------------------------------------------------------------------------------------------------
  13      Total Death Benefits Paid              Total death benefits paid for this reporting month ($xx.xx)
----------------------------------------------------------------------------------------------------------------
  14      Death Benefits Paid by CNA             Death benefits paid by CNA for this reporting month ($xx.xx)
----------------------------------------------------------------------------------------------------------------
  15      Total Death Benefits Due and Unpaid    Total death benefits due and unpaid for this reporting month
                                                 ($xx.xx)
----------------------------------------------------------------------------------------------------------------
  16      Death Benefits Due and Unpaid by CNA   Death benefits due and unpaid by CNA for this reporting month
                                                 ($xx.xx)
----------------------------------------------------------------------------------------------------------------
  17      Current First Year Premium             First year premium paid for this reporting month. First year premium is defined as premiums paid during the first 12 months since issue date. ($xx.xx)
----------------------------------------------------------------------------------------------------------------
  18      ITD First Year Premium                 First year premium paid from inception date to report date
                                                 ($xx.xx)
----------------------------------------------------------------------------------------------------------------
  19      Current Renewal Premium                Renewal premium paid for this reporting month. Renewal
                                                 premium is defined as premiums paid after the 1st anniversary
                                                 ($xx.xx)
----------------------------------------------------------------------------------------------------------------
  20      ITD Renewal Premium                    Renewal premium aid from issue date to report date ($xx.xx)
----------------------------------------------------------------------------------------------------------------

                                   SCHEDULE E

                     ELIGIBLE PORTFOLIOS FOR ACCOUNT VALUES

1.   Separate Account Sub-Accounts

     Alger Small Cap
     Alger Growth

     Fidelity VIP/Advisor Equity-Inc
     Fidelity VIP/Advisor Growth
     Fidelity VIP Overseas
     Fidelity VIPII Asset Manager
     Fidelity VIPII Contra Fund
     Fidelity VIP/Advisor Growth & Inc
     Fidelity VIP/Advisor Growth Opp

     Goldman Sachs Growth & Income
     Goldman Sachs Mid Cap Equity

     Federated American Leaders II
     Federated High Income Bond II
     Federated Utility II

     Janus Balanced
     Janus Aggressive Growth
     Janus Worldwide Growth
     Janus Flexible Income
     Janus International Growth
     Janus Capital Appreciation

     Oppenheimer High Income
     Oppenheimer Bond
     Oppenheimer Aggressive Growth
     Oppenheimer Growth
     Oppenheimer Multi Strategies

     PBHG Large Cap Growth
     PBHG Growth II

     Salomon Bros Strategic Bond
     Salomon Bros Investors
     Salomon Bros Total Return

     GEI S&P 500 Stock Index
     GEI Money Market
     GEI Total Return
     GEI International Securites
     GEI Real Estate Securities
     GEI Global Income
     GEI Value Equity
     GEI Income
     GEI US Equity
     GEI Premier Growth

2.   General Account

     Policy Loans